Exhibit 10.6

Ronald A. Rittenmeyer     President and Chief Executive Officer

   5400 Legacy  Drive

   Plano, Texas 75024

December 20, 2007

Michael H. Jordan

[address]

Dear Mike:

As conveyed by the EDS Board of Directors, in conjunction with your role as Chairman Emeritus of EDS effective December 31, 2007, you will continue to receive base salary at an annual rate of $1,400,000, and continue to be eligible to receive standard employee benefits, including retirement and health and welfare benefits.  You will also continue to receive the executive perquisites that were available to you as Chairman (e.g., financial counseling, use of car and driver, reasonable personal use of aircraft).

Although you will not be eligible to participate in EDS' 2008 Corporate Bonus Plan nor receive future annual equity compensation awards (e.g., Performance RSUs or stock options) under EDS' long-term incentive plan, as you are aware, on December 4, 2007, the Compensation and Benefits Committee granted to you 255,000 stock options at an exercise price of $19.905 per share.  That award will vest 100% at the end of one year and remain exercisable for three additional years (the grant agreement associated with that award is attached as Appendix "A").  I am also attaching your revised Change of Control Employment Agreement (it is attached as Appendix "B"), which as you are aware has been modified to exclude the 2.99X base salary and target bonus component in the event of a separation associated with a change of control.

This letter, together with the attached Change of Control Agreement, your existing Indemnification Agreement, and any written agreements between you and EDS issued pursuant to and/or in conjunction with the Amended and Restated EDS Incentive Plan, which are incorporated herein by reference, constitute the entire agreement of the parties, and supersede and prevail over all other prior agreements, whether oral or written.

Please indicate your concurrence to the above by signing below.  As always, do not hesitate to contact Mike Paolucci or me if you have any questions.

                                                                        Sincerely,

                                                                        /S/ RONALD A. RITTENMEYER

                                                                        Ronald A. Rittenmeyer

                                                                        President and Chief Executive Officer

/S/ MICHAEL H. JORDAN                                                                                                                                December 20, 2007

Michael H. Jordan                                                                                                                                                Date